Exhibit 99.1

June 15, 2007

Dear Shareholder:

On behalf of the Board of Directors, Management and Staff of Killbuck Bancshares, Inc. and The Killbuck Savings Bank Co., it is my pleasure to enclose your semi-annual dividend check representing $1.35 per share. When compared to the $1.20 per share paid the first half of 2006, this represents an increase of $.15 per share. After deducting for payment of the enclosed dividend, the book price of your stock has grown to $62.86. The last known sale prices have been in the area of $113—$114 per share and has a current offer price of $113.15.

Total assets of the Bank as of May 31, 2007 stand at $322.3 million compared to $298.9 million a year ago, an increase in total assets of $23.4 million. Earnings have remained strong for the first five months of 2007 with unaudited after tax earnings totaling $2,056,921.25, albeit slightly lower than the $2,091,673.52 which was posted for the first five months of 2006.

Loan demand has been refreshing this spring with total loan outstandings equaling $207.0 million as of May 31, 2007, up from total outstandings of $194.8 million on December 31, 2006. This represents growth of approximately $12.2 million since the first of the year. However, we like most banks are seeing compression of the net interest margin. We are hopeful that the pressures on the margin will ebb when we return to a more normal yield curve.

The open house for the remodeled Mt. Hope Office was held on June 1st. We celebrated with a hotdog roast and served homemade ice cream. The open house was a huge success and several hundred enjoyed the food and fellowship. If you missed the open house, stop by the Branch and have a look, the facility turned out very nice.

We are also excited to report that we have broken ground on the new Berlin Office, which will be located on North Street in Berlin. This new location will provide much better access to a branch with enhanced drive-thru facilities. Although we have fond feelings for the old location, which has served us well for over 40 years, things change over time and it has become apparent that these changes necessitate a move. Our goal is to move into the new branch by yearend. We feel it is essential to meet the needs of our existing markets before we move into new markets.

In closing, we would like to thank you for your continued support and confidence. With our capable group of bankers and your continued confidence, we believe the future of The Killbuck Savings Bank Co. remains bright.

Sincerely,

/s/ Luther E. Proper
Luther E. Proper
President